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As filed with the Securities and Exchange Commission on September 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DEPOMED, INC.
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-3229046 (I.R.S. Employer Identification No.)
1360 O'Brien Drive, Menlo Park, California 94025 (650) 462-5900 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John W. Fara, Ph.D.
Chairman, President and Chief Executive Officer
1360 O'Brien Drive, Menlo Park, California 94025 (650) 462-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stephen C. Ferruolo, Esq. Heller Ehrman White & McAuliffe LLP 4350 La Jolla Village Drive, 7th Floor San Diego, California 92122-1246 Telephone: (858) 450-8400 Facsimile: (858) 450-8499

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as the Registrant shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price	Amount of Registration Fee(1)

Common Stock, no par value(2)	$60,000,000(3)	$4,854

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
This Registration Statement registers an indeterminate number of shares of common stock that the Registrant may sell from time to time.

(3)
The aggregate offering price for all the shares of common stock that the Registrant may sell from time to time pursuant to this Registration Statement will not exceed $60,000,000. The aggregate amount of the Registrant's common stock registered hereunder that may be sold in "at the market" offerings for the account of the Registrant is limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated September 22, 2003

Prospectus

DEPOMED, INC.

$60,000,000

Common Stock

        The shares of common stock of Depomed, Inc. covered by this prospectus may be offered and sold to the public from time to time in one or more issuances.

        Our common stock is traded on the American Stock Exchange under the symbol "DMI." On September 19, 2003, the closing price for our common stock, as reported on the American Stock Exchange, was $7.50 per share.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. This prospectus provides you with a general description of the shares that we may offer in one of more offerings. Each time we offer shares, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus may not be used to sell any of our common stock unless accompanied by a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

        The aggregate offering price of all common stock sold under this prospectus will not exceed $60,000,000.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

        We may sell shares to or through underwriters or dealers, through agents, or directly to investors.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

ABOUT THIS PROSPECTUS

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or common stock is sold on a later date.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may, from time to time, issue and sell to the public any part of the shares described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000.

        This prospectus provides you with a general description of the common stock we may offer. Each time we sell the common stock, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before buying any common stock in this offering.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "the company", "Depomed", "we", "us", "our", or similar references mean Depomed, Inc.

ABOUT DEPOMED

        We are an emerging specialty pharmaceutical company engaged in the development of pharmaceutical products based on our proprietary oral drug delivery technologies. We currently have two products in pivotal Phase III clinical trials and two products that have completed Phase I clinical trials and that we intend to advance into Phase II trials. Our primary oral drug delivery system is the patented Gastric Retention System, or the GR™ System. The GR System is a tablet designed to be retained in the stomach for an extended period of time while it delivers the incorporated drug or drugs on a continuous, controlled release basis. By incorporation into the GR System, some drugs currently taken two or three times a day may be administered only once a day. We have several additional products containing different drug compounds incorporated in the GR System in preclinical development. In January 2002, a patent on our GR System was issued, which expands the coverage of our technology for the controlled delivery of a broad range of drugs from a gastric retained polymer matrix tablet to maximize therapeutic benefits. Our intellectual property position includes six issued patents and fourteen patent applications pending in the United States.

        We develop proprietary products utilizing our technology internally, as well as in collaboration with pharmaceutical and biotechnology companies. Regarding our collaborative programs, we apply our technology to the partner's compound and from these collaborations we generally expect to receive research and development funding, milestone payments, license fees and royalties. For our internal development programs, we apply our proprietary technology to existing drugs and typically fund development at least through Phase II clinical trials. With the Phase II clinical trial results, we generally seek a collaborative partner for marketing and sales, as well as to complete the funding of the clinical trials. We also expect to receive milestone payments, license fees and royalties from these later stage collaborations. We are also considering retaining marketing or co-marketing rights in the United States to our product candidates that are not licensed to collaborative partners.

Metformin GR™

        We have internally developed a once-daily metformin product for Type II diabetes, Metformin GR, which is in pivotal Phase III human clinical trials. In May 2002, we entered into an agreement with Biovail Laboratories granting Biovail an exclusive license in the United States and Canada to manufacture and market Metformin GR. The agreement provides for a $25.0 million milestone payment to us upon FDA approval and royalties on net sales of Metformin GR. Biovail has an option to reduce certain of the royalties for a one-time payment to us of $35.0 million. If we do not continue to fund development costs of Metformin GR, Biovail has the right to assume those expenses. In that event, our future payments from Biovail under the agreement would be materially reduced.

        In December 2002, our first Phase III clinical trial of Metformin GR was completed and in February 2003 we reported positive results for the trial. The trial compared Metformin GR with Bristol-Myers Squibb Company's immediate release metformin product marketed as Glucophage®. In the trial, Metformin GR showed clinically meaningful and statistically significant reductions in hemoglobin A1C and other measures of glycemic control. We expect the second Phase III trial of Metformin GR to be completed by December 2003. However, we do not expect to receive FDA approval for marketing of Metformin GR prior to the first half of 2005, if at all.

Ciprofloxacin GR™

        In 2002, we completed a Phase II human clinical trial with an internally developed once-daily formulation of the antibiotic drug ciprofloxacin, called Ciprofloxacin GR, for urinary tract infections. In June 2003, we initiated Phase III clinical trials for Ciprofloxacin GR. We expect the Phase III trial of Ciprofloxacin GR to be completed in the first quarter of 2004. We are seeking potential marketing partners for Ciprofloxacin GR.

Furosemide GR™

        In 2002, we successfully completed a Phase I clinical trial of Furosemide GR. Furosemide is a widely prescribed diuretic marketed as an immediate release formulation, which is sold by Aventis as Lasix® and by several other pharmaceutical companies as a generic. We expect to begin Phase II clinical trials with Furosemide GR in the fourth quarter of 2003.

Gabapentin GR™

        In September 2003, we obtained from Depomed Development, Ltd., our consolidated subsidiary of which we own 80.1% ("DDL"), an exclusive license to Gabapentin GR, a product candidate we initially licensed to DDL in connection with our joint venture with Elan Corporation, plc and it affiliates. Gabapentin is marketed by Pfizer Inc. for seizures and herpetic pain under the label "Neurontin®". DDL successfully completed Phase I clinical trials on Gabapentin GR in the first quarter of 2002, and we expect to initiate a Phase II clinical trial on Gabapentin GR in the first half of 2004.

Other Research and Development Activities

        In October 2002, we signed an agreement with ActivBiotics, Inc. to conduct feasibility studies to develop a controlled-release oral tablet to deliver ActivBiotics' broad-spectrum antibiotic, Rifalazil™, to the stomach and upper gastrointestinal tract. The target indication is the eradication of H. pylori, the causative agent of most cases of peptic ulcers. Under the agreement, ActivBiotics funds our research and development expenses related to the feasibility studies with Rifalazil and has an option to acquire an exclusive license to Rifalizil in combination with the GR System.

        In addition, we are developing other product candidates expected to benefit from incorporation into our drug delivery system. For example, we are collaborating with AVI BioPharma, Inc. on a project to develop the GR System for the delivery of large molecules. We have also completed preclinical studies of a combination product comprising our Metformin GR once-daily formulation of metformin with a once-daily sulfonylurea for Type II diabetes. Under our agreement with Biovail, Biovail has an exclusive option to license this product from us. We expect that Phase I clinical trials for this product will commence if we enter into a development and licensing agreement with Biovail or another third party.

        Although we expect Phase III clinical trials for Metformin GR to be concluded by December 2003 and Ciprofloxacin GR trials to be concluded in the first quarter of 2004, we believe that research and development expenses will remain relatively flat or increase during 2004 due to anticipated increased expenditures on clinical trials and research and development for other product candidates.

Manufacturing Capabilities

        In May 2003, we received a State of California Drug Manufacturing License for our pharmaceutical laboratories and manufacturing facilities. The license allows us to manufacture clinical supplies for our Phase I and Phase II clinical trials, as well as to provide quality control and quality assurance testing in our laboratories for our Phase I through Phase III clinical supplies.

Relationship with Elan

        In January 2000, we formed DDL as a joint venture with Elan Corporation, plc, Elan Pharma International, Ltd. and Elan International Services, Ltd. (together "Elan") to develop products using drug delivery technologies and expertise of both Elan and Depomed. In September 2003, we amended or terminated a number of contracts governing the operation of DDL. The modifications to the joint venture arrangements included, among other things, the termination of Elan's participation in the management and the board of directors of DDL, the termination of Elan's license of certain of its technologies to the joint venture and the cancellation of Elan's right to exchange the Series A preferred shares we issued to Elan in January 2000 for a 30.1% equity interest in DDL. As a result of the elimination of this exchange right, our Series A preferred stock will be reclassified as permanent shareholders' equity and the effect on our balance sheet will be an increase in total shareholders' equity by $12,015,000 and a proportionate decrease in long-term liabilities. We continue to own 80.1% of DDL, with the remaining 19.9% held by a subsidiary of Elan. We do not expect DDL to perform any further product development.

Other Information

        Future clinical progress of our products depends primarily on the result of each ongoing study. There can be no assurance that a clinical trial will be successful or that the product will gain regulatory approval. For a more complete discussion of the risks and uncertainties associated with completing development of a potential product, see the section entitled "Risk Factors" beginning on page 5.

        In addition to research and development conducted on our own behalf and through collaborations with pharmaceutical partners, our activities since inception (August 7, 1995) have included establishing our offices and research facilities, recruiting personnel, filing patent applications, developing a business strategy and raising capital. To date, we have received only limited revenue, all of which has been from these collaborative research and feasibility arrangements. We intend to continue investing in the further development of our drug delivery technologies and the GR System. We will need to make additional capital investments in laboratories and related facilities. As additional personnel are hired in 2003 and our potential products proceed through the development process, expenses can be expected to continue to increase from their 2002 levels.

        We have generated a cumulative net loss of approximately $76,566,000 for the period from inception through June 30, 2003. Of this loss, $19,817,000 is attributable to our share of the equity in the net loss of DDL.

        Our address is 1360 O'Brien Drive, Menlo Park, California 94025, and our telephone number is (650) 462-5900.

RISK FACTORS

        You should carefully consider the following risks and uncertainties, together with all of the other information included in this prospectus, in any prospectus supplement, and in our other filings with the SEC, before you invest in our common stock. Investing in our common stock involves risk. We believe the following are the material risks and uncertainties we face at the present time. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also, "Special Note Regarding Forward-Looking Statements."

Risks Related to Our Business

We are at an early stage of development and are expecting operating losses in the future.

        To date, we have had no revenues from product sales and only minimal revenues from our collaborative research and development arrangements and feasibility studies. For the six months ended June 30, 2003, we had total revenues of $506,000 and for the years ended December 31, 2000, 2001 and 2002, we had total revenues of $1.8 million in 2000, $3.7 million in 2001 and $1.7 million in 2002. For the six months ended June 30, 2003, we incurred losses of $13.5 million and for the years ended December 31, 2000, 2001 and 2002, we incurred losses of $21.7 million in 2000, $17.6 million in 2001 and $13.5 million in 2002. As we continue to expand our research and development efforts, we anticipate that we will continue to incur substantial operating losses for at least the next several years. Therefore, we expect our cumulative losses to increase.

We will receive future payments from Biovail related to Metformin GR only if Metformin GR is approved by the FDA.

        In May 2002, we entered into an exclusive license agreement with Biovail to manufacture and market Metformin GR, our most advanced product candidate, in the United States and Canada. We are responsible for completing the clinical development of Metformin GR. Biovail will not reimburse us for any of our expenses incurred in connection with the clinical development of Metformin GR. We will not receive any payments from Biovail unless the FDA approves Metformin GR for marketing in the United States, which we do not expect to occur prior to the first half of 2005, if at all. Only if we receive FDA approval of Metformin GR will Biovail be required to make a $25.0 million payment to us. As of June 30, 2003, we expected that the total remaining development costs for Metformin GR would be approximately $8.0 million. If we do not continue funding development costs of Metformin GR, Biovail will have the right to assume development of Metformin GR. In that event, our future payments from Biovail would be materially reduced.

We will need additional capital to support our operations, which may be unavailable or costly.

        As of June 30, 2003, our capital resources consisted of approximately $22.4 million in cash, cash equivalents and marketable securities. We anticipate that our existing capital resources will permit us to meet our capital and operational requirements through at least April 2004. We base this expectation on our current operating plan, which may change as a result of many factors, including the following:

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  Greater than expected clinical development costs associated with our Ciprofloxacin GR or with our exclusive license with Biovail described above under "—We will receive future payments from Biovail related to Metformin GR only if Metformin GR is approved by the FDA."

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  Changes in the focus and direction of our research and development programs that could result in costly additional research and delay the eventual sale of our products.

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  Results of clinical testing and the regulatory requirements of the FDA and comparable foreign regulatory agencies that may lead to cash outlays greater than currently expected.

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  Results of our product licensing activities.

        Further, our existing capital resources will not be sufficient to fund our operations until such time as we may be able to generate sufficient revenues to support our operations. To the extent that our capital resources are insufficient to meet our future capital requirements, we will have to raise additional funds through the sale of our equity securities or from development and licensing agreements to continue our development programs. We may not be able to raise such additional capital on favorable terms, or at all. If we raise additional capital by selling our equity or convertible debt securities, the issuance of such securities could result in significant dilution of our shareholders' equity positions. If adequate funds are not available, we may have to curtail operations significantly, or obtain funds through entering into collaboration agreements or settlements on unattractive terms.

Our quarterly operating results may fluctuate and affect our stock price.

        The following factors will affect our quarterly operating results and may result in a material adverse effect on our stock price:

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  variations in revenues obtained from collaborative agreements, including milestone payments, royalties, license fees and other contract revenues;

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  our success or failure in entering into further collaborative relationships;

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  decisions by collaborative partners to proceed or not to proceed with subsequent phases of the relationship or program;

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  the timing of any future product introductions by us or our collaborative partners;

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  market acceptance of the GR System;

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  regulatory actions;

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  adoption of new technologies;

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  developments concerning proprietary rights, including patents, infringement allegations and litigation matters;

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  the introduction of new products by our competitors;

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  manufacturing costs and difficulties;

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  results of clinical trials for our products;

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  changes in government funding; and

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  third-party reimbursement policies.

Our collaborative agreements may give rise to disputes over ownership of our intellectual property and may adversely affect the commercial success of our products.

        Our strategy to continue development and commercialization of products using the GR System requires that we enter into additional collaborative arrangements to develop, market and sell our products. Collaborative agreements are generally complex and contain provisions that may give rise to disputes regarding the relative rights and obligations of the parties. Such disputes can delay collaborative research, development or commercialization of potential products, or can lead to lengthy, expensive litigation or arbitration. In addition, the terms of collaborative partner agreements may limit or preclude us from developing products or technologies developed pursuant to such agreements. Moreover, collaborative agreements often take considerably longer to conclude than the parties initially anticipate, which could cause us to agree to less favorable agreement terms that delay or defer recovery of our development costs and reduce the funding available to support key programs.

        We may not be able to enter into future collaborative arrangements on acceptable terms, which would harm our ability to commercialize our products. Further, even if we do enter into collaboration arrangements, it is possible that our collaborative partners may not choose to develop and commercialize products using the GR System technologies. Other factors relating to collaborations that may adversely affect the commercial success of our products include:

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  any parallel development by a collaborative partner of competitive technologies or products;

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  arrangements with collaborative partners that limit or preclude us from developing products or technologies;

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  premature termination of a collaboration agreement; or

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  failure by a collaborative partner to devote sufficient resources to the development and commercial sales of products using the GR System.

        Generally, our collaborative agreements do not restrict our collaborative partners from competing with us or restrict their ability to market or sell competitive products. Our current and any future collaborative partners may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Our collaborative partners may also terminate collaborative arrangements or otherwise decide not to proceed with development and commercialization of our products.

We may be unable to protect our intellectual property and may be liable for infringing the intellectual property of others.

        Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to file patent applications in the United States and foreign jurisdictions. We currently hold six issued United States patents and fourteen United States patent applications are pending. Additionally, we are currently preparing a series of patent applications representing our expanding technology for filing in the United States and abroad. We have also applied for patents in numerous foreign countries. Some of those countries have granted our applications and other applications are still pending. Our pending patent applications may lack priority over others' applications or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

        We also rely on trade secrets and proprietary know-how, which are difficult to protect. We seek to protect such information, in part, through entering into confidentiality agreements with employees, consultants, collaborative partners and others before such persons or entities have access to our proprietary trade secrets and know-how. These confidentiality agreements may not be effective in certain cases, due to, among other things, the lack of an adequate remedy for breach of an agreement or a finding that an agreement is unenforceable. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

        Our ability to develop our technologies and to make commercial sales of products using our technologies also depends on not infringing others' patents. We are not aware of any claim of patent infringement against us. However, if claims concerning our patents and proprietary technologies arise and are determined adversely to us, we may consequently be subjected to substantial damages for past infringement if it is ultimately determined that our products infringe a third party's proprietary rights. Any public announcements related to litigation or interference proceedings initiated or threatened against us, even if such claims are without merit, could cause our stock price to decline.

        We may need to engage in litigation in the future to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights. Our issued or licensed patents may not be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to us, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with our patent applications or other parties' patent applications. Adverse determinations in litigation or interference proceedings could require us to seek licenses which may not be available on commercially reasonable terms, or at all, or subject us to significant liabilities to third parties.

It is difficult to develop a successful product. If we do not develop a successful product we may not be able to raise additional funds.

        The drug development process is costly, time-consuming and subject to unpredictable delays and failures. Before we or others make commercial sales of products using the GR System, we, our current and any future collaborative partners will need to:

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  conduct clinical tests showing that these products are safe and effective; and

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  obtain regulatory approval from the FDA and foreign regulatory authorities.

        We will have to curtail, redirect or eliminate our product development programs if we or our collaborative partners find that:

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  the GR System has unintended or undesirable side effects; or

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  products that appear promising in preclinical studies do not demonstrate efficacy in larger scale clinical trials.

        Even if our products obtain regulatory approval, successful commercialization would require:

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  market acceptance;

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  cost-effective commercial scale production; and

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  reimbursement under private or governmental health plans.

        Any material delay or failure in the development and commercialization of our potential products, particularly Metformin GR or Ciprofloxacin GR, would adversely impact our financial position and liquidity and would make it difficult for us to raise financing on favorable terms, if at all.

If we are unable to obtain or maintain regulatory approval, we will be limited in our ability to commercialize our products, and our business will be harmed.

        Our lead product candidate, Metformin GR, is currently in pivotal Phase III human clinical trials. We intend to file a New Drug Application with the FDA for Metformin GR some time after completion of Phase III human clinical trials, which we expect to occur by December 2003. The earliest that we could expect to be able to obtain FDA approval to market Metformin GR is in the first half of 2005, if at all.

        In June 2002, we completed a Phase II human clinical trial with an internally developed once-daily formulation of the antibiotic drug ciprofloxacin, for uncomplicated urinary tract infection. In June 2003, we initiated a Phase III clinical trial for this product, called Ciprofloxacin GR, which we expect to complete in the first quarter of 2004. The earliest that we could expect to be able to obtain FDA approval to market Ciprofloxacin GR is in the first half of 2005, if at all.

        The regulatory process is expensive and time consuming. Even after investing significant time and expenditures on clinical trials, we may not obtain regulatory approval of our products. Data obtained from clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Significant clinical trial delays would impair our ability to commercialize our products and could allow our competitors to bring products to market before we do. In addition, changes in regulatory policy for product approval during the period of product development and regulatory agency review of each submitted new application may cause delays or rejections. Even if we receive regulatory approval, this approval may entail limitations on the indicated uses for which we can market a product.

        Further, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer or manufacturing facility, including withdrawal of the product from the market. Manufacturers of approved products are also subject to ongoing regulation, including compliance with FDA regulations governing current good manufacturing practices, or cGMP. Failure to comply with manufacturing regulations can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

If we are unable to obtain acceptable prices or adequate reimbursement for our products from third-party payors, we will be unable to generate significant revenues.

        In both domestic and foreign markets, sales of our product candidates will depend in part on the availability from third-party payors such as:

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  government health administration authorities;

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  private health insurers;

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  health maintenance organizations;

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  pharmacy benefit management companies; and

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  other healthcare-related organizations.

        If reimbursement is not available for our product candidates, demand for these products may be limited. Further, any delay in receiving approval for reimbursement from third-party payors would have an adverse effect on our revenues. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, including pharmaceuticals. Our product candidates may not be considered cost effective, and adequate third-party reimbursement may be unavailable to enable us to maintain price levels sufficient to realize an acceptable return on our investment.

        Federal and state governments in the United States and foreign governments continue to propose and pass new legislation designed to contain or reduce the cost of healthcare. Existing regulations affecting pricing may also change before any of our product candidates are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we may develop in the future.

We may not be able to compete successfully in the pharmaceutical product and drug delivery system industries.

        Other companies that have oral drug delivery technologies competitive with the GR System include Bristol-Myers Squibb, ALZA Corporation (a subsidiary of Johnson & Johnson), Elan Corporation plc, SkyePharma plc, Biovail Corporation, Flamel Technologies S.A. and Andrx Corporation, all of which are developing oral tablet products designed to release the incorporated drugs over time. Each of these companies has patented technologies with attributes different from ours, and in some cases with different sites of delivery to the gastrointestinal tract.

        Bristol-Myers is currently marketing a sustained release formulation of metformin, Glucophage XR, with which Metformin GR will compete. The limited license that Bristol-Myers obtained from us under our November 2002 settlement agreement extends to certain current and internally-developed future products, which may increase the likelihood that we will face competition from Bristol-Myers in the future on products in addition to Metformin GR. Additionally, other companies have sustained release formulations of metformin and ciprofloxacin currently in clinical trials. Flamel Technologies and Andrx Corporation both have metformin products in trials and Bayer Corporation recently began marketing a once-daily ciprofloxacin product for the treatment of uncomplicated urinary tract infection. There may be other companies developing competing products of which we are unaware.

        Competition in pharmaceutical products and drug delivery systems is intense. We expect competition to increase. Competing technologies or products developed in the future may prove superior to the GR System or products using the GR System, either generally or in particular market segments. These developments could make the GR System or products using the GR System noncompetitive or obsolete.

        All of our principal competitors have substantially greater financial, marketing, personnel and research and development resources than we do. In addition, many of our potential collaborative partners have devoted, and continue to devote, significant resources to the development of their own drug delivery systems and technologies.

We depend on third parties for manufacturing of our products. Failure by these third parties would result in lost revenue.

        Although we have established internal manufacturing facilities to manufacture supplies for our Phase I and Phase II clinical trials, we do not have, and we do not intend to establish in the foreseeable future, internal commercial scale manufacturing capabilities. Rather, we intend to use the facilities of third parties to manufacture products for Phase III clinical trials and commercialization. Our dependence on third parties for the manufacture of products using the GR System may adversely affect our ability to deliver such products on a timely or competitive basis. Although we have made arrangements for the third party manufacture of Metformin GR, there may not be sufficient manufacturing capacity available to us when, if ever, we are ready to seek commercial sales of other products using the GR System. If we are unable to contract for a sufficient supply of required products on acceptable terms, or if we encounter delays and difficulties in our relationships with manufacturers, the market introduction and commercial sales of our products will be delayed, and our revenue will suffer.

        Applicable cGMP requirements and other rules and regulations prescribed by foreign regulatory authorities will apply to the manufacture of products using the GR System. We will depend on the manufacturers of products using the GR System to comply with cGMP and applicable foreign standards. Any failure by a manufacturer of products using the GR System to maintain cGMP or comply with applicable foreign standards could delay or prevent their initial or continued commercial sale.

We could become subject to product liability litigation and may not have adequate insurance to cover product liability claims.

        Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. We have obtained product liability insurance for clinical trials currently underway, but:

  •
  we may not be able to obtain product liability insurance for future trials;

  •
  we may not be able to maintain product liability insurance on acceptable terms;

  •
  we may not be able to secure increased coverage as the commercialization of the GR System proceeds; or

  •
  our insurance may not provide adequate protection against potential liabilities.

        Our inability to obtain adequate insurance coverage at an acceptable cost could prevent or inhibit the commercialization of our products. Defending a lawsuit would be costly and significantly divert management's attention from conducting our business. If third parties were to bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liability limits, our business, financial condition and results of operations could be materially harmed.

Business interruptions could limit our ability to operate our business.

        Our operations are vulnerable to damage or interruption from computer viruses, human error, natural disasters, telecommunications failures, intentional acts of vandalism and similar events. In particular, our corporate headquarters are located in the San Francisco Bay area, which is known for seismic activity. We have not established a formal disaster recovery plan, and our back-up operations and our business interruption insurance may not be adequate to compensate us for losses that occur. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.

If we cannot meet the American Stock Exchange's requirements for continued listing, the American Stock Exchange may delist our common stock, which would negatively impact the price of our common stock and our ability to sell our common stock.

        Our common stock is listed on the American Stock Exchange, or AMEX. The AMEX rules provide that the AMEX will consider delisting when a company has, among other things, (a) sustained losses in two of its three most recent fiscal years and has shareholders' equity of less than $2,000,000, and (b) sustained losses in three of its four most recent fiscal years and has shareholders' equity of less than $4,000,000. In June 2002, the AMEX notified us that we did not satisfy these criteria and agreed to continue our listing if we submitted an acceptable plan to regain compliance with the AMEX continued listing standards by January 2004. In July 2002, we submitted our plan, which the AMEX approved in September 2002. To comply with this plan we will need to have shareholders' equity in excess of $4,000,000 for two consecutive quarters.

        As a result of the modifications of our joint venture arrangements with Elan in September 2003, we expect to have shareholders' equity in excess of $4,000,000 for the quarter ending September 30, 2003. However, we may not meet the minimum shareholders' equity criteria for the next quarter. The AMEX will continue to monitor our progress towards achieving the goals set forth in the plan and may institute delisting proceedings if we fail to make progress consistent with the terms of the approved plan. If we are delisted, it would be far more difficult for our shareholders to trade in our securities and more difficult to obtain accurate, current information concerning market prices for our securities. The possibility that our securities may be delisted may also adversely affect our ability to raise additional financing.

If our common stock is delisted from the American Stock Exchange, we may be subject to the risks relating to penny stock.

        A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. As of September 19, 2003 our common stock was trading at $7.50. If our common stock were to be delisted from trading on the AMEX and the trading price of the common stock were to fall below $5.00 per share on or after the date the common stock was delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell our securities in the secondary market.

If we lose our key personnel or are unable to attract and retain key management and operating personnel, we may be unable to pursue our product development and commercialization efforts.

        Our success is dependent in large part upon the continued services of John W. Fara, Ph.D., our President and Chief Executive Officer, and other members of our executive management team, and on our ability to attract and retain key management and operating personnel. We do not have agreements with Dr. Fara or any of our other executive officers that provide for their continued employment with us. Management, scientific and operating personnel are in high demand in our industry and are often subject to competing offers. The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed could result in delays in the research, development and commercialization of our potential product candidates.

Our advisors may have conflicting obligations to other entities that could result in intellectual property disputes between us and those entities.

        Two groups (the Policy Advisory Board and Development Advisory Board) advise us on business and scientific issues and future opportunities. Certain members of our Policy Advisory Board and Development Advisory Board work full-time for academic or research institutions. Others act as consultants to other companies. In addition, except for work performed specifically for us and at our direction, any inventions or processes discovered by such persons will be their own intellectual property or that of their institutions or other companies. Further, invention assignment agreements signed by such persons in connection with their relationships with us may be subject to the rights of their primary employers or other third parties with whom they have consulting relationships. If we desire access to inventions that are not our property, we will have to obtain licenses to such inventions from these institutions or companies. We may not be able to obtain these licenses on commercially reasonable terms, if at all.

Risks Related to this Offering

Our stock price is highly volatile and you may not be able to resell your shares at or above the price you pay for them.

        The market price of our common stock has been, and is likely to continue to be, highly volatile. The following factors, among others, could have a significant impact on the market price of our common stock:

  •
  The factors listed above under "—Our quarterly operating results may fluctuate and affect our stock price;"

  •
  announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  public concern as to the safety of new technologies;

  •
  general economic conditions;

  •
  unfavorable announcements by us or favorable announcements by our competitors;

  •
  comments made by analysts, including changes in, or failure to achieve, financial estimates by securities analysts;

  •
  future sales of equity or debt securities by us; and

  •
  sales of our common stock by our directors, officers or significant shareholders.

        In addition, the stock market in general, the AMEX and the market for biotechnology and pharmaceutical stocks in particular, have experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

Existing shareholders have significant influence over us.

        Our executive officers, directors and five percent shareholders own, in the aggregate, approximately 40.6% of our outstanding common stock. As a result, these shareholders will be able to exercise substantial influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change in control of our company and will make some transactions difficult or impossible to accomplish without the support of these shareholders.

        For so long as MDS Capital Corp. or any of its affiliates (collectively, "MDS"), any investment funds to which MDS provides investment or advisory services or any affiliate of such investment fund (collectively, "MDS parties") beneficially own at least 25% of the aggregate number of shares of our common stock purchased by the MDS parties in our April 2003 private placement, the MDS parties then holding such common stock or warrants purchased in the private placement will have the right to designate one nominee to be elected to our board of directors. In addition, for so long as the other investors in the private placement and the MDS parties beneficially own at least 25% (on a combined basis) of the aggregate number of shares of our common stock purchased in the private placement, Depomed and the MDS parties then holding such common stock or warrants purchased in the private placement will have the right to jointly designate an additional nominee to be elected to our board of directors.

        In addition, Biovail has an option, which expires on June 3, 2005, to purchase additional shares of our common stock that would give Biovail an ownership interest of up to 20% of our issued and outstanding common stock. If upon the exercise of the option, and at subsequent annual meetings of shareholders, Biovail and its subsidiaries own at least 20% of our issued and outstanding common stock, Biovail will be entitled to designate one or more nominees to be elected to our board of directors. The number of nominees Biovail will be entitled to designate will depend on the total number of directors then serving on our board of directors and the percentage of our issued and outstanding common stock then held by Biovail and its subsidiaries.

        Because of these rights and ownership, our officers, directors and principal shareholders will be able to significantly influence the election of directors and the approval of significant corporate transactions.

Provisions in our charter documents and under California law could prevent or delay a change of control, which could reduce the market price of our common stock.

        Certain provisions of our articles of incorporation, as amended, our bylaws, as amended, and the California General Corporation Law may be deemed to have an anti-takeover effect and could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of us without approval of our board of directors. In addition, under California General Corporation Law, in certain circumstances, the holders of our Series A preferred stock are entitled to a class vote, which indirectly gives such holders the ability to veto certain actions.

        The provisions described above and provisions of the California General Corporation Law may discourage, delay or prevent a third party from acquiring us. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

        We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

  •
  results and timing of our clinical trials, including the results of the Metformin GR and Ciprofloxacin GR trials and publication of those results;

  •
  our intent to continue investing in our technologies, the GR System and our facilities;

  •
  our ability to obtain a marketing partner for Ciprofloxacin GR or our other products;

  •
  our expectations regarding the level of our future research and development expenses;

  •
  our plans to retain marketing or co-marketing rights to certain of our product candidates;

  •
  our plans or ability to develop other product candidates; and

  •
  our expectations to receive research and development funding, payments, fees and royalties through our collaborations.

        Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our common stock hereby primarily for clinical trials, research and development expenses and general and administrative expenses. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific arrangements with respect to acquisitions, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.

        Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

PLAN OF DISTRIBUTION

        We may sell the common stock:

  •
  to or through one or more underwriters or dealers;

  •
  directly to purchasers, through agents; or

  •
  through a combination of any of these methods of sale.

        We may distribute the common stock:

  •
  from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the times of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We will describe the method of distribution of the common stock in the applicable prospectus supplement.

        We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of the common stock). In addition, underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.

        We may grant underwriters who participate in the distribution of the common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        In connection with the offering of the common stock, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing its market price.

        The underwriters in an offering of the common stock may also create a "short position" for their account by selling more common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the common stock that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon by Heller Ehrman White & McAuliffe LLP. Julian N. Stern, the sole shareholder of a professional corporation which was a partner of a predecessor of Heller Ehrman White & McAuliffe LLP, is a director and Secretary of the company. Mr. Stern beneficially owns 120,833 shares of our common stock. Other attorneys at Heller Ehrman White & McAuliffe LLP involved in the representation of the company beneficially own 6,500 shares of our common stock.

EXPERTS

        The financial statements of Depomed, Inc. appearing in Depomed, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission's Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents previously filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference in this prospectus and made a part hereof:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003, as filed with the SEC on May 15, 2003 and August 14, 2003, respectively;

  •
  Our Current Report on Form 8-K, as filed with the SEC on September 22, 2003;

  •
  Our Current Report on Form 8-K, as filed with the SEC on April 25, 2003; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 27, 1997 under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

        All documents filed with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

        Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Depomed, Inc., 1360 O'Brien Drive, Menlo Park, California 94025, Attention: John F. Hamilton, Chief Financial Officer, telephone: (650) 462-5900.

        We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should only rely on the information contained or incorporated by reference in this prospectus or any prospectus supplement. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee	$4,854
Accounting Fees and Expenses	120,000
Legal Fees and Expenses	150,000
Printing and Engraving Expenses	35,000
Miscellaneous	15,146

Total:	$325,000

Item 15. Indemnification of Officers and Directors.

        Pursuant to Section 204(a) and 317 of the California Corporations Code, as amended, the Registrant has included in its articles of incorporation and bylaws provisions regarding the indemnification of officers and directors of the Registrant. Article IV of Registrant's Amended and Restated Articles of Incorporation provides as follows:

  "The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended."

        Section 29 of the Registrant's bylaws, as amended, provides as follows:

    "29. Indemnification of Directors and Officers.

            (a)    Indemnification.    To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans). To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this bylaw in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this bylaw, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this bylaw to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this bylaw are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

            (b)    Procedure.    Upon written request to the Board of Directors by a person seeking indemnification under this bylaw, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

            (c)    Definitions.    The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification."

          The Registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions.

Item 16. Exhibits.

        The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit Number		Description of Exhibit
1.1	(1)	Form of Underwriting Agreement
4.1	(2)	Specimen Common Stock Certificate
5.1		Opinion of Heller Ehrman White & McAuliffe LLP
23.1		Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
23.2		Consent of Ernst & Young LLP, Independent Auditors
24.1		Power of Attorney (included on page II-5)

(1)
To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference.

(2)
Incorporated by reference to the company's registration statement on Form SB-2 (File No. 333-25445).

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Menlo Park, California, on September 22, 2003.

DEPOMED, INC.
By:	/s/ JOHN W. FARA, PH.D. John W. Fara, Ph.D. Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Fara, Ph.D. and John F. Hamilton, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ JOHN W. FARA, PH.D. John W. Fara, Ph.D.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 22, 2003
/s/ JOHN N. SHELL John N. Shell	Vice President, Operations and Director	September 22, 2003
/s/ JOHN F. HAMILTON John F. Hamilton	Vice President, Finance and Chief Financial Officer (Principal Accounting and Financial Officer)	September 22, 2003
/s/ G. STEVEN BURRILL G. Steven Burrill	Director	September 22, 2003
/s/ MICHAEL J. CALLAGHAN Michael J. Callaghan	Director	September 22, 2003
/s/ JOHN W. SHELL, PH.D. John W. Shell, Ph.D.	Director	September 22, 2003
/s/ JULIAN N. STERN Julian N. Stern	Director	September 22, 2003
/s/ W. LEIGH THOMPSON, M.D., PH.D. W. Leigh Thompson, M.D., Ph.D.	Director	September 22, 2003

DEPOMED, INC.

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1	(1)	Form of Underwriting Agreement
4.1	(2)	Specimen Common Stock Certificate
5.1		Opinion of Heller Ehrman White & McAuliffe LLP
23.1		Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
23.2		Consent of Ernst & Young LLP, Independent Auditors
24.1		Power of Attorney (included on page II-5)

(1)
To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference.

(2)
Incorporated by reference to the company's registration statement on Form SB-2 (File No. 333-25445).

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
ABOUT DEPOMED
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Officers and Directors.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
DEPOMED, INC. EXHIBIT INDEX